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                                                                          (c)(6)

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into by and between SteriGenics International, Inc. ("Employer" or the "Company"), a Delaware corporation, and James Clouser ("Employee") as of June 10, 1999. This Agreement shall be in effect the day immediately prior to the closing of the merger pursuant to the Merger Agreement dated as of June 10, 1999 among Ion Beam Applications, S.A., Ion Beam Applications, G.P., IBA Acquisition Corp. and the Company (the "Merger"), if such Merger shall occur while the Employee performs full-time service for the Employer. If the Merger does not occur while the Employee performs full-time service for the Employer, this Agreement shall be null and void in its entirety. Notwithstanding the foregoing, if the Merger occurs and if Employee's employment with the Company is terminated prior to the date on which the Merger occurs, and if it is reasonably demonstrated by the Employee that such termination arose in connection with or anticipation of the Merger, then this Agreement shall be effective the date immediately prior to the date of such termination of employment. Finally, if the Merger Agreement is terminated and there is no Merger, this Agreement shall be null and void.

                                   ARTICLE I

                                   EMPLOYMENT

     1.1 Term of Agreement. This Agreement shall have a term of four (4) years from the Merger.

     1.2  Services.

     (a) During the term covered by this Agreement (the "Employment Period"), Employee shall serve as Chief Executive Officer and President of Worldwide Contract Sterilization and Materials Radiation Processing. Employee reports solely to the Chief Executive Officer of the Company and receives his assignments from the Chief Executive Officer of the Company. During the Employment Period, Employee's office and primary place of business shall be located at the Employer's offices in either Fremont, California or Hayward, California.

     (b) Employee shall devote reasonable attention and energies and his best efforts during normal business hours to the business and affairs of Employer and to the discharge of his duties, functions and responsibilities hereunder, and will use his best efforts to promote the interests of Employer. Employee shall comply with all of Employer's rules and regulations applicable to the employees of Employer and with all of Employer's policies established by its management and Board of Directors. It shall not be a violation of this Agreement for Employee to serve on corporate, civic or charitable boards or committees, deliver lectures, speeches or teach courses at educational institutions and manage personal investments, so long as such activities do not significantly interfere with the performance of Employee's responsibilities under this Agreement. It is agreed and understood that the continuance of activities conducted before the Merger will not be deemed to interfere with Employee's responsibilities.

     1.3  Compensation and Benefits.

     (a) All of the Employee's unvested shares of Company common stock and all of the Employee's unexercisable options to purchase Company common stock shall become exercisable immediately upon the Merger and shall remain exercisable until one year after Employee ceases to render services to the Company.

     (b) During the Employment Period, Employer will pay to Employee $500,000 per year, payable in twelve (12) monthly installments of $41,666.67, subject to applicable federal and state withholdings, for as long as Employee's status remains that of Employee. Employee shall be entitled to participate in all benefit plans, incentive arrangements, perquisites and programs for employees and senior executives as are offered from time to time and as may be described in Employer's employee benefit handbooks as long as the Employee's service remains full-time. Employee shall be considered annually by the Compensation Commit-
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tee of the Board for stock, stock option grants or equity equivalents in such amounts as are competitive with awards granted to similarly situated executives of publicly held companies comparable to the Company.

     1.4  Tax Effect of Payments to Employee.

     (a) Gross-Up Payment. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made in connection with the Merger by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount that shall fund the payment by the Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to taxes on the Gross-Up Payment or any Excise Tax.

     (b) Determination by Accountant. All mathematical determinations and all determinations of whether any of the Total Payments are "parachute payments" (within the meaning of section 280G of the Code) that are required to be made under this Section 1.4, including all determinations of whether a Gross-Up Payment is required, of the amount of such Gross-Up Payment and of amounts relevant to the last sentence of this Section 1.4, shall be made by the independent accounting firm of Ernst & Young (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matters, both to the Company and to the Employee within seven business days of the Merger, or such earlier or later time as is requested by the Company or by the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). The applicable federal rate in effect on the Day of Merger shall be used in all determinations. If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on the Employee's federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five business days after the Determination is delivered to the Company or the Employee. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.

     (c) Underpayments and Overpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayments") or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall promptly be paid by the Company to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company and otherwise reasonably cooperate with the Company to correct such Overpayment; provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of this Section 1.4, which is to make the Employee whole, on an after-tax basis, for the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee's repaying to the Company an amount which is less than the Overpayment.

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                                   ARTICLE II

                           TERMINATION OF EMPLOYMENT

     2.1 Death/Disability. In the event of Employee's termination of employment due to disability during the Employment Period, Employer shall pay to Employee the full salary outlined in Section 1.3 of this Agreement due the Employee for the remainder of the Employment Period to be paid in a cash lump sum payment upon termination of employment. In the event of Employee's death during the Employment Period, Employer shall pay to Employee's spouse (or if none survives Employee, to his estate) the full salary outlined in Section 1.3 of this Agreement due the Employee for the remainder of the Employment Period, to be paid in a cash lump sum payment within 30 days after death. Upon payment of the aforementioned sum, Employer's obligations to make further payments or provide further employee benefits shall terminate except for Section 1.4. This provision shall not be construed to negate any rights Employee may have to death or disability benefits under any employee benefit or welfare plan of Employer in which Employee may from time to time be a participant or under any other written agreement with Employer which specifically provides for such benefits.

     2.2 Rights Upon Termination. Except as expressly provided in Section 2.3, upon termination of the Employee's employment by the Employer or the Employee, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 1.3 and 1.4 above for the period preceding the effective date of the termination.

     2.3  Termination Benefits.

     (a) If, during the Employment Period, the Company subjects the Employee to actual or Constructive Termination for any reason other than Cause, or if the Employee quits within 60 days on or after the first anniversary of the Merger, then the Company shall pay the Employee in a cash lump sum, within 5 days of the termination (receipt of notice if the termination is "Constructive"), the fully salary outlined in Section 1.3 of this Agreement due the Employee for the remainder of this Employment Period. Employer shall also, for the balance of the four-year term of this Agreement continue to provide Employee with all of the benefits described in Section 1.3(b) above. To the extent the applicable benefit plans, incentive arrangements, perquisites or programs described in Section 1.3(b) above prohibit the provision of such benefits to the Employee after termination of employment, the Employer shall pay Employee the monetary equivalent to such benefits in a cash lump sum.

     (b) For the purposes of this Agreement, Constructive Termination shall mean:

          (i) any reduction in Employee's status or authority;

          (ii) any reduction of Employee's responsibilities or assignment of duties inconsistent with Employee's position or authority contemplated in
     Section 1.2(a) above;

          (iii) reduction of Employee's compensation or benefits; or

          (iv) relocation of Employee's place of employment or a requirement to travel to a substantially greater extent than required prior to the Merger.

     Any good faith determination by Employee that there has been a "Constructive Termination" shall be conclusive and shall be delivered to the Company in writing.

     (c) For the purposes of this Agreement, Cause shall mean:

          (i) Employee's intentional unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company;

          (ii) conviction of, or a plea of "guilty" or "no contest" to, a felony under the laws of the United States or any state thereof; or

          (iii) Employee's repeated intentional failure to perform assigned duties after receiving written notification from the Board of Directors.

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     No act or failure to act of Employee shall be "intentional" if it is performed in good faith by the Employee with the reasonable belief that the action or inaction was in the best interests of the Company. Employee shall not be deemed terminated for "Cause" unless and until there has been delivered to Employee a copy of a resolution adopted by three-quarters of the entire Board at a meeting of the Board called and held for such purpose, provided Employee and his counsel are given an opportunity to attend and participate in the meeting. The minutes of such meeting shall specify in detail the grounds for termination for Cause.

                                  ARTICLE III

              NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

     3.1 During the Employment Period (whether or not the Employee's employment continues for the entire Employment Period), Employee shall not, directly or indirectly, either as an individual or as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender, or in any other capacity whatsoever, of any person, firm, corporation or partnership:

          (a) Participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to Company business (the "Business") as it is conducted in the United States or in any other country in which the Company engages in Business;

          (b) Induce or attempt to induce any person who at the time of such inducement is an employee of Employer to perform work or service for any other person or entity other than Employer; or

          (c) Permit the name of Employee to be used in connection with a competitive business.

          (d) Notwithstanding the foregoing, Employee may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of "publicly traded securities" of any person or entity which owns a competitive business. For the purposes of this Agreement, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

          (e) If any restriction set forth in this Section 3.1 is held to be unreasonable, the Employee agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

     3.2 The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

                                   ARTICLE IV

                                 MISCELLANEOUS

     4.1 Successors, Assigns. This Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. If a successor fails to expressly assume this Agreement within 5 days of the Merger, Employee shall be entitled to the benefits stated in sections 1.3(a) and 2.3(a) on the 5th day following the Merger. This Agreement shall be binding upon Employee and shall inure to his benefit and to the benefit of his heirs, executors, administrators and legal representatives, but shall not be assignable by Employee.

     4.2 Entire Agreement. This Agreement constitutes the entire agreement between Employer and Employee relating to his employment and the additional matters herein provided for. This Agreement supersedes and replaces any prior verbal or written agreements between the parties except as provided herein. This Agreement may be amended or altered only in a writing signed by the Chief Executive Officer, President or Chief Financial Officer of Employer and by Employee.

     4.3 Applicable Law, Severability. This Agreement is executed by the parties in the State of California and shall be construed and interpreted in accordance with the laws of that state. If any provision of this
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Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statue, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with the law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

     4.4 Arbitration. Employee agrees that any and all disputes that Employee has with Employer or any of its employees, which arise out of Employee's employment, the termination of employment, or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding Employee's employment by Employer or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee's employment with Employer or its termination. The only claims not covered by this Section 4.4 are claims for benefits under the workers' compensation laws or unemployment insurance laws and claims for indemnification. Binding arbitration will be conducted in San Francisco, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "AAA") or such other mediation or arbitration service as shall be mutually agreeable to the parties, and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that any party shall be entitled to appeal a question of law or determination of law to a court of competent jurisdiction. Such arbitration shall be conducted by an arbitrator chosen by mutual agreement of the parties, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows:
(a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings. Employee understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

     4.5 Attorneys' Fees. Employer shall pay Employee's attorneys' fees with respect to the preparation of this Agreement and with respect to any and all disputes that Employee has with Employer or any of its employees, which arise out of Employee's employment or service to the Company, the termination of Employee's employment or service to the Company, or under the terms of this Agreement.

     4.6 Late Payment Penalty. If any payment hereunder is not made within 15 business days of its due date, the delinquent payment shall be increased by 150% so that the Company is liable for the delinquent payment and the penalty amount.

     4.7 Indemnification and Release. The Company will indemnify Employee to the fullest extent permitted by applicable law, and as may be provided in the Company's bylaws, and will advance litigation costs including attorney fees. In addition, upon a termination of employment under Section 2.3(a), the parties shall execute mutual releases and will agree not to prosecute any legal action or other proceeding based on the released claims.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated: June 10, 1999                      STERIGENICS INTERNATIONAL, INC.

                                          By: /s/ David E. Meyer
                                          Its: Vice President
                                          Address: c/o SteriGenics
                                                   International, Inc.
                                               4020 Clipper Court
                                               Fremont, CA 94538-6540

Dated: June 10, 1999                      EMPLOYEE

                                          /s/ James F. Clouser
                                          James Clouser

                                          Address: 18 Orange Blossom Court
                                               Danville, CA 94526

                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
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                                   EXHIBIT A

                Proprietary Information and Inventions Agreement